Exhibit (a)(5)(D)

UNITED STATES DISTRICT COURT

SOUTHERN DISTRICT OF NEW YORK

BRIAN JONES,

Plaintiff,	Civil Action No. ___________

v.

RESONANT INC., GEORGE B. HOLMES, RUBÉN CABALLERO, MICHAEL J. FOX, ALAN B. HOWE, JACK H. JACOBS, JOSHUA JACOBS, JEAN F. RANKIN, and ROBERT TIRVA,	COMPLAINT FOR VIOLATIONS OF THE SECURITIES EXCHANGE ACT OF 1934

Defendants,	JURY TRIAL DEMAND

Plaintiff Brian Jones (“Plaintiff”) alleges the following upon information and belief, including investigation of counsel and review of publicly available information, except as to those allegations pertaining to Plaintiff, which are alleged upon personal knowledge:

NATURE OF THE ACTION

1.            Plaintiff brings this action against Resonant Inc. (“Resonant” or the “Company”) and Resonant’s Board of Directors (the “Board” or the “Individual Defendants”) for their violations of Sections 14(d)(4), 14(e) and 20(a) of the Securities Exchange Act of 1934, 15.U.S.C. §§   78n(a), 78n(d)(4), 78n(e), 78t(a), and SEC Rule 14d-9, 17 C.F.R. § 240.14d-9, arising out of the Board’s attempt to sell the Company to Murata Manufacturing Co., Ltd. through its wholly-owned subsidiaries Murata Electronics North America, Inc. and PJ Cosmos Acquisition Company, Inc. (collectively “Murata”).

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2.            Defendants have violated the above-referenced Sections of the Exchange Act by causing a materially incomplete and misleading solicitation statement (the “14D-9”) to be filed with the Securities and Exchange Commission (“SEC”) on February 28, 2022. The 14D-9 recommends that Resonant stockholders tender their shares in favor of a proposed transaction (the “Proposed Transaction”) whereby Resonant is acquired by Murata. The Proposed Transaction was first disclosed on February 14, 2022, when Resonant and Murata announced that they had entered into a definitive merger agreement (the “Merger Agreement”) pursuant to which Murata will acquire all of the outstanding shares of common stock of Resonant for $4.50 per share (the “Merger Consideration”). The deal is expected to close by the end of March 2022.

3.            The 14D-9 is materially incomplete and contains misleading representations and information in violation of Sections 14(e) and 20(a) of the Exchange Act. Specifically, the 14D-9 contains materially incomplete and misleading information concerning the financial projections prepared by Resonant management, as well as the financial analyses conducted by Centerview Partners LLC (“Centerview”), Resonant’s financial advisor.

4.            For these reasons, and as set forth in detail herein, Plaintiff seeks to enjoin Defendants from taking any steps to consummate the Proposed Transaction, including filing any amendment to the 14D-9, unless and until the material information discussed below is included in any such amendment or otherwise disseminated to Resonant’s stockholders. In the event the Proposed Transaction is consummated without the material omissions referenced below being remedied, Plaintiff seeks to recover damages resulting from the Defendants’ violations.

PARTIES

5.            Plaintiff is, and has been at all relevant times, the owner of shares of common stock of Resonant.

6.            Defendant Resonant is a corporation organized and existing under the laws of the State of Delaware. The Company’s principal executive offices are located at 10900 Stonelake Blvd, Suite 100, Office 02-130, Austin, Texas 78759. Resonant common stock trades on NASDAQ under the ticker symbol “RESN.”

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7.            Defendant George B. Holmes has been a director of the Company since 2016. Defendant Holmes became CEO in 2017 and Chairman of the Board in 2019.

8.            Defendant Rubén Caballero has been a director of the Company since 2019.

9.            Defendant Michael J. Fox has been a director of the Company since 2016. Defendant Fox serves as Lead Independent Director.

10.          Defendant Alan B. Howe has been a director of the Company since 2018.

11.          Defendant Jack H. Jacobs has been a director of the Company since 2018.

12.          Defendant Joshua Jacobs has been a director of the Company since 2018.

13.          Defendant Jean F. Rankin has been a director of the Company since 2017.

14.          Defendant Robert Tirva has been a director of the Company since 2018.

15.          Defendants Holmes, Caballero, Fox, Howe, Jack Jacobs, Joshua Jacobs, Rankin, and Tirva are collectively referred to herein as the “Board.”

16.          Nonparty Murata Manufacturing Co., Ltd. is a Japanese corporation headquartered in Kyoto, Japan.

17.          Nonparty Murata Electronics North America, Inc. is a Texas corporation and is a wholly owned subsidiary of Murata Manufacturing Co., Ltd.

18.          Nonparty PJ Cosmos Acquisition Company, Inc. is a Delaware corporation and is a wholly owned subsidiary of Murata Electronics North America, Inc.

JURISDICTION AND VENUE

19.          This Court has subject matter jurisdiction pursuant to Section 27 of the Exchange Act (15 U.S.C. § 78aa) and 28 U.S.C. § 1331 (federal question jurisdiction) as Plaintiff alleges violations of Section 14(e) and 20(a) of the Exchange Act.

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20.          Personal jurisdiction exists over each Defendant either because the Defendant conducts business in or maintains operations in this District, or is an individual who is either present in this District for jurisdictional purposes or has sufficient minimum contacts with this District as to render the exercise of jurisdiction over Defendant by this Court permissible under traditional notions of fair play and substantial justice.

21.          Venue is proper in this District under Section 27 of the Exchange Act, 15 U.S.C. § 78aa, as well as under 28 U.S.C. § 1391, because a significant amount of the conduct at issue took place and had an effect in this District.

FURTHER SUBSTANTIVE ALLEGATIONS

A.	Background of the Company and the Proposed Transaction

22.          Resonant provides a platform to customers in the mobile device, medical, automotive, and internet-of-things industries that allows them to design filters for radio frequency front-ends (“RFFE”). RFFE filters keep out unwanted radio frequency signals, but they are complex to create given the increasing number of frequency bands in RFFE enabled devices. Resonant’s platform is designed to assist customers with creating complex filters in an efficient and cost-effective way.

23.         On February 14, 2022, the Company entered into the Merger Agreement with Murata. According to the press release issued that day announcing the Proposed Transaction:

Murata to acquire Resonant for $4.50 per share in cash

Acquisition enhances Murata’s position as a leading global provider of RF system solutions and filter products

KYOTO and AUSTIN, TX, February 14, 2022 – Murata Electronics North America, Inc., a wholly owned subsidiary of Murata Manufacturing Co., Ltd., and Resonant Inc. (Resonant) (NASDAQ: RESN) today announced that they have entered into a definitive agreement under which Murata will acquire all outstanding shares of Resonant not owned by Murata for $4.50 per share in cash. Resonant is a leader in transforming the way radio frequency (RF) front-ends are being designed and delivered for mobile handset and wireless devices. The combination will allow both companies to expand their offerings and to access additional markets and customers. Resonant will become a wholly owned subsidiary of Murata and continue with its innovative development designed to solve some of the world’s toughest RF challenges.

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“This acquisition will combine Murata’s world-leading mobile RF product capabilities with Resonant’s best-in-class XBAR filter solutions and world-class team of talented engineers,” said Norio Nakajima, President of Murata. “Resonant invented its proprietary XBAR technology, which is expected to achieve higher frequency and superior performance to other filter technologies. We have collaborated closely with Resonant for many years on the development of proprietary circuit designs using Resonant’s XBAR technology, and Resonant licensed to Murata rights for products in multiple specific radio frequencies in connection with our commercial partnership. We are confident Resonant’s innovation is a key strategic differentiator for the mobile industry. This transaction will deepen our existing partnership and position us to better meet our customers’ needs and expand opportunities for Murata.”

“Murata is a global leader in RF modules and filters, and we are excited to build upon the successful partnership we’ve had together. The combination of Murata’s leading products with Resonant’s leading edge XBAR filter technologies will advance our combined ability to deliver best-in- class products to the RF front- end market,” said George B. Holmes, Chairman and CEO of Resonant. “As part of the Murata team, we are looking forward to accelerating the integration of our XBAR technology into the Murata RF roadmap and delivering solutions with optimum RF performance. We have tremendous respect for Murata and look forward to accomplishing great things together.”

“We believe this acquisition will enhance Murata’s advanced RF front-end capabilities and the world’s best filtering technology in the 3~9GHz frequency range, key areas for the growing integration of mobile technologies. The radio requirements of smartphones and other wireless devices continue to grow more complex. XBAR filter technology delivers the ability to solve the complexities created by these next generation network requirements. Murata and Resonant will provide a strong portfolio of Intellectual Property Rights covering the entire XBAR technology,” concluded Nakajima.

The transaction, which has been approved by both companies’ boards of directors, is expected to close by the end of March 2022, subject to the tender of a majority of Resonant’s shares, certain regulatory approvals and other customary closing conditions.

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B.	The Materially Incomplete and Misleading 14D-9

24.          On February 28, 2022, Defendants filed the 14D-9 with the SEC. The purpose of the 14D-9 is, inter alia, to provide the Company’s stockholders with all material information necessary for them to make an informed decision on whether to tender their shares in favor of the Proposed Transaction. However, significant and material facts were not provided to Plaintiff. Without such information, Plaintiff cannot make a fully informed decision concerning whether or not to tender his shares in favor of the Proposed Transaction.

Materially Misleading Statements/Omissions Regarding the Management-Prepared Financial Forecasts

25.          The 14D-9 discloses management-prepared financial projections for the Company which are materially misleading. The 14D-9 indicates that in connection with the rendering of Centerview’s fairness opinion, Centerview reviewed “certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Company, including the Case One Projections and Case Two Projections . . . financial forecasts, analyses and projections relating to the Company prepared by management of the Company .. . . .” Accordingly, the 14D-9 should have, but failed to, provide certain information in the projections that Resonant’s management provided to the Board and Centerview.

26.          Notably, the 14D-9 fails to disclose the line items underlying the calculation of Adjusted EBITDA for both the Case One Projections and the Case Two Projections. The 14D-9 also fails to disclose the line items underlying the calculation of unlevered free cash flows for both the Case One Projections and the Case Two Projections. This omitted information is necessary for Plaintiff to make an informed decision on whether to tender his shares in favor of the Proposed Transaction.

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Materially Incomplete and Misleading Disclosures Concerning Centerview’s Financial Analyses

27.          With respect to the Discounted Cash Flow Analysis—Case One Projections, the 14D-9 fails to disclose the inputs and assumptions underlying the selection of discount rates of 14.50% to 16.00%. The 14D-9 also fails to disclose the unlevered free cash flows for the Company for the 2027 to 2031. Furthermore, the 14D-9 fails to disclose the inputs and assumptions underlying the selection of perpetuity growth rates of 2.0% to 3.0%, as well as the range of implied terminal values. In addition, the 14D-9 fails to disclose the tax savings from usage of the Company’s federal net operating losses as of December 31, 2021 and the estimated future losses. The 14D-9 further fails to disclose the number of fully diluted outstanding shares of Resonant common stock as of February 11, 2022.

28.          With respect to the Discounted Cash Flow Analysis—Case Two Projections, the 14D-9 fails to disclose the inputs and assumptions underlying the selection of discount rates of 14.50% to 16.00%. The 14D-9 also fails to disclose the unlevered free cash flows for the Company for the 2027 to 2031. Furthermore, the 14D-9 fails to disclose the inputs and assumptions underlying the selection of perpetuity growth rates of 2.0% to 3.0%, as well as the range of implied terminal values. In addition, the 14D-9 fails to disclose the tax savings from usage of the Company’s federal net operating losses as of December 31, 2021 and the estimated future losses. The 14D-9 further fails to disclose the number of fully diluted outstanding shares of Resonant common stock as of February 11, 2022.

29.          With respect to the Selected Public Company Analysis, theD-9 fails to disclose the Company’s estimated net cash as of December 31, 2021. The 14D-9 also fails to disclose the number of fully diluted outstanding shares of Resonant common stock as of February 11, 2022.

30.          With respect to the Analyst Price Target Analysis, the 14D-9 fails to disclose the source of the price targets utilized in the analysis. The 14D-9 also fails to disclose the specific price targets utilized, as well as the identity of the financial firms who generated the price targets utilized in the analysis.

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31.            With respect to the Premiums Paid Analysis, the 14D-9 fails to disclose the dates and values of the transactions utilized in the analysis. The 14D-9 further fails to disclose the premiums for the selected transactions.,

32.            This information is necessary to provide Company stockholders a complete and accurate picture of the Proposed Transaction and its fairness. Without this information the stockholders were not fully informed as to the defendants’ actions, including those that may have been taken in bad faith, and cannot fairly assess the process. And without all material information, Plaintiff is unable to make a fully informed decision in connection with the Proposed Transaction and faces irreparable harm, warranting the injunctive relief sought herein.

33.            In addition, the Individual Defendants knew or recklessly disregarded that the 14D- 9  omits the material information concerning the Proposed Transaction and contains the materially incomplete and misleading information discussed above.

34.            Specifically, the Individual Defendants undoubtedly reviewed the contents of the 14D-9 before it was filed with the SEC. Indeed, as directors of the Company, they were required to do so. The Individual Defendants thus knew or recklessly disregarded that the 14D-9 omits the material information referenced above and contains the incomplete and misleading information referenced above.

35.            Further, the 14D-9 indicates that on February 14, 2022, Centerview reviewed with the Board its financial analysis of the Merger Consideration and delivered to the Board an oral opinion, which was confirmed by delivery of a written opinion of the same date, to the effect that the Merger Consideration was fair, from a financial point of view, to Resonant stockholders. Accordingly, the Individual Defendants undoubtedly reviewed or were presented with the material information concerning Centerview’s financial analyses which has been omitted from the 14D-9, and thus knew or should have known that such information has been omitted.

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36.            Plaintiff is immediately threatened by the wrongs complained of herein, and lacks an adequate remedy at law. Accordingly, Plaintiff seeks injunctive and other equitable relief to prevent the irreparable injury that he will continue to suffer absent judicial intervention.

CLAIMS FOR RELIEF

COUNT I

All Defendants for Violations of Section 14(e) of the Exchange Act and Rule 14d-9

37.            Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

38.            Defendants have filed the 14D-9 with the SEC with the intention of soliciting Resonant stockholder support for the Proposed Transaction. Each of the Individual Defendants reviewed and authorized the dissemination of the 14D-9, which fails to provide the material information referenced above.

39.            In so doing, Defendants made materially incomplete and misleading statements and/or omitted material information necessary to make the statements made not misleading. Each of the Individual Defendants, by virtue of their roles as officers and/or directors of Resonant, were aware of the omitted information but failed to disclose such information, in violation of Section 14(e).

40.            Section 14(e) of the Exchange Act provides that it is unlawful “for any person to make any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading. . . .” 15 U.S.C. § 78n(e).

41.            Specifically, and as detailed above, the 14D-9 violates Section 14(e) and Rule 14d- 9  because it omits material facts concerning: (i) management’s financial projections; and (ii) the value of Resonant shares and the financial analyses performed by Centerview in support of its fairness opinion.

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42.            Moreover, in the exercise of reasonable care, the Individual Defendants knew or should have known that the 14D-9 is materially misleading and omits material information that is necessary to render it not misleading. The Individual Defendants undoubtedly reviewed and relied upon the omitted information identified above in connection with their decision to approve and recommend the Proposed Transaction; indeed, the 14D-9 states that Centerview reviewed and discussed its financial analyses with the Board on February 14, 2022, and further states that the Board considered Centerview’s financial analyses and fairness opinion in connection with approving the Proposed Transaction. The Individual Defendants knew or should have known that the material information identified above has been omitted from the 14D-9, rendering the sections of the 14D-9 identified above to be materially incomplete and misleading.

43.            The misrepresentations and omissions in the 14D-9 are material to Plaintiff, who will be deprived of his right to make an informed decision whether to tender his shares if such misrepresentations and omissions are not corrected prior to the end of the tender offer. Plaintiff has no adequate remedy at law. Only through the exercise of this Court’s equitable powers can Plaintiff be fully protected from the immediate and irreparable injury that Defendants’ actions threaten to inflict.

COUNT II

Against the Individual Defendants for Violations of Section 20(a) of the Exchange Act

44.            Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

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45.            The Individual Defendants acted as controlling persons of Resonant within the meaning of Section 20(a) of the Exchange Act as alleged herein. By virtue of their positions as officers and/or directors of Resonant and participation in and/or awareness of the Company’s operations and/or intimate knowledge of the incomplete and misleading statements contained in the 14D-9 filed with the SEC, they had the power to influence and control and did influence and control, directly or indirectly, the decision making of the Company, including the content and dissemination of the various statements that Plaintiff contends are materially incomplete and misleading.

46.            Each of the Individual Defendants was provided with or had unlimited access to copies of the 14D-9 and other statements alleged by Plaintiff to be misleading prior to the time the 14D-9 was filed with the SEC and had the ability to prevent the issuance of the statements or cause the statements to be corrected.

47.            In particular, each of the Individual Defendants had direct and supervisory involvement in the day-to-day operations of the Company, and, therefore, is presumed to have had the power to control or influence the particular transactions giving rise to the Exchange Act violations alleged herein, and exercised the same. The omitted information identified above was reviewed by the Board prior to voting on the Proposed Transaction. The 14D-9 at issue contains the unanimous recommendation of each of the Individual Defendants to approve the Proposed Transaction. They were, thus, directly involved in the making of the 14D-9.

48.            In addition, as the 14D-9 sets forth at length, and as described herein, the Individual Defendants were involved in negotiating, reviewing, and approving the Merger Agreement. The 14D-9 purports to describe the various issues and information that the Individual Defendants reviewed and considered. The Individual Defendants participated in drafting and/or gave their input on the content of those descriptions.

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49.            By virtue of the foregoing, the Individual Defendants have violated Section 20(a) of the Exchange Act.

50.            As set forth above, the Individual Defendants had the ability to exercise control over and did control a person or persons who have each violated Section 14(e) and Rule 14d-9, by their acts and omissions as alleged herein. By virtue of their positions as controlling persons, these defendants are liable pursuant to Section 20(a) of the Exchange Act. As a direct and proximate result of Individual Defendants’ conduct, Plaintiff will be irreparably harmed.

RELIEF REQUESTED

WHEREFORE, Plaintiff demands injunctive relief in his favor and against the Defendants jointly and severally, as follows:

A.            Preliminarily and permanently enjoining Defendants and their counsel, agents, employees and all persons acting under, in concert with, or for them, from filing any amendment to the 14D-9 with the SEC unless and until Defendants agree to include the material information identified above in any such amendment;

B.            Preliminarily and permanently enjoining Defendants and their counsel, agents, employees and all persons acting under, in concert with, or for them, from proceeding with, consummating, or closing the Proposed Transaction, unless and until Defendants disclose the material information identified above which has been omitted from the 14D-9;

C.            In the event that the transaction is consummated prior to the entry of this Court’s final judgment, rescinding it or awarding Plaintiff rescissory damages;

D.            Directing the Defendants to account to Plaintiff for all damages suffered as a result of their wrongdoing;

E.            Awarding Plaintiff the costs and disbursements of this action, including reasonable attorneys’ and expert fees and expenses; and

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F.            Granting such other and further equitable relief as this Court may deem just and proper.

JURY DEMAND

Plaintiff demands a trial by jury.

Dated: March 4, 2022	ROWLEY LAW PLLC

S/ Shane T. Rowley
Shane T. Rowley (SR-0740)
Danielle Rowland Lindahl
50 Main Street, Suite 1000
White Plains, NY 10606
Tel: (914) 400-1920
Fax: (914) 301-3514
Email: srowley@rowleylawpllc.com
Email: drl@rowleylawpllc.com

Attorneys for Plaintiff

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